Exhibit 10.67

EMPLOYMENT AGREEMENT

BETWEEN

BROOGE PETROLEUM AND GAS INVESTMENT COMPANY FZC

AND

LINA SALAH SAHEB

1st MAY 2019

Page 1 of 6	Brooge Petroleum and Gas Investment Company FZC

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made on 1st of May 2019:

This document gives details of the terms and conditions of the employment contract between Brooge Petroleum and Gas Investment Company FZC, organized and existing under the laws and regulations applicable in the Fujairah Free Zone, United Arab Emirates, P.O. Box 50170 Fujairah, UAE (the “Company”) and Ms. Lina Salah Saheb, an Iraqi National, holding Iraqi passport,                                         (the “Employee”) and sets out the particulars of employment with the Company.

Position:

The Employee will work in the position of Chief Strategy Officer and will comply with the job description in accordance with the associated roles and responsibilities attached at (Schedule A).

Responsibilities:

The Employee will report to the C.E.O or representative thereof.

Work Place:

Abu Dhabi - UAE and, The Employee may be transferred to any other branch/location within UAE as per the work needs pursuant to a notification to be submitted to the Employee. The Employee may be delegated on behalf of the Company to different locations and countries if necessary based on mutual consent.

Working Hours:

From Sunday to Thursday: From 8:30 am to 4:30 pm, Fridays and Saturdays are days off.

Date of commencement:

From 1st of May 2019

Page 2 of 6	Brooge Petroleum and Gas Investment Company FZC

Remuneration:

The Employee will receive a total monthly gross salary of Seventy Five Thousand Dirhams only (AED 75,000). The aforementioned salary includes (the basic salary and other allowances) as per the following:

a- Basic Salary:

The basic salary included in the above mentioned gross salary is Thirty Seven Thousand Five Hundred Dirhams only (AED 37,500).

b- Other Allowances:

The remainder of the gross salary of Thirty Seven Thousand Five Hundred Dirhams (AED 37,500) shall be distributed by the Employee for all other allowances as per the Employee’s personal preference.

Bonus:

The Employee may be provided with bonuses based on employee performance and Company’s evaluation and sole discretion.

Other Benefits Offered by the Company:

a. Accommodation Allowance

The Employee will receive an annual accommodation allowance of One Hundred and Eighty Thousand Dirhams (AED 180,000) to be paid in two installments on semiannual bases.

b. Leaves:

The Employee is entitled to an annual leave of 30 payable working days and the official UAE national holidays.

Page 3 of 6	Brooge Petroleum and Gas Investment Company FZC

c. Travel tickets:

The Employee will be provided two business class air tickets on an annual bases

d. Medical Insurance:

The Company will provide medical insurance as per UAE Laws.

Termination of Service:

Either Party hereto may terminate this Agreement with providing a period notice of 60 days.

Return of Company Property

Upon the termination/expiration of your employment, for any reason whatsoever, you must immediately deliver up to the Company all correspondence, documents, papers, memoranda, notes, records (including any contained in magnetic media or other forms of computer storage), videos, tapes, and/or any other property of the Company which may be in your possession or under your control. You must not allow the same to be used by any other party whatsoever, and you must return the property to the Company without making or retaining any copies of it.

Confidentiality

You shall, during the continuance of your employment and at all times thereafter and/or after the end of your employment term, keep with absolute secrecy and shall not reveal, disclose or publish outside the Company to any person, firm or organization, unless nominated by the Company, or otherwise utilize any information of a confidential nature. This includes without limitation trade secrets, know-how, inventions, designs, processes, formulae, notations, improvements, financial information and lists of clients concerning the affairs or business or products of the Company or of any Group Company or of any of their predecessors in business or of any of their suppliers, agents, distributors or customers of which you may now or hereafter know or learn while in the Company’s employment, and shall not use for your own purposes other than those of the Company or of any Group Company any such confidential information.

Page 4 of 6	Brooge Petroleum and Gas Investment Company FZC

Best Interests of the Company

a.	At all times during the continuance of this Agreement you shall use your best endeavours to promote and protect the interests of the Company (and any sister Company) and shall faithfully and diligently perform such duties and exercise such powers as may from time to time be assigned to or vested in you and shall not do anything that is or could be harmful to the Company or any sister Company.

b.	You are required to devote your full time, attention and abilities to your job duties during working hours, and to act in the best interest of the Company. You must not be in any way directly engaged or be concerned in any other business or undertaking without the written consent of the Board.

Intellectual Property

a.	To the extent permitted by law, all rights in patents, copyright, design rights, trade marks, confidential information and know-how which arise by virtue of your activities during your employment shall solely belong to the Company.

b.	You shall, at the request and expense of the Company, execute such documents and do such things as may be required to vest such rights in the Company or to provide evidence of such vesting, as the case may be.

Deductions and Set-offs

You consent to the deduction and set-off from your Salary or from any other sums owed to you by the Company of any sums owing by you to the Company at any time, which shall for the purposes of this clause include any sums equal to any loss which has been or which the Company genuinely estimates will be incurred by the Company or any sister Company arising from a breach by you of any of the terms of this Agreement.

Employment Term

The term of the contract shall be five years automatically renewed for a similar period of time unless terminated otherwise.

Page 5 of 6	Brooge Petroleum and Gas Investment Company FZC

Governing Law

This employment offer is governed by the laws of the Emirate of Abu Dhabi, UAE.

You should comply with the rules of non-competitiveness, in particular, Art. 127 of Labor Law, UAE

In case you consent on the terms and conditions as mentioned above kindly sign below and return to the undersigned.

For and on behalf of/ Brooge Petroleum and Gas Investment Company FZC (BPGIC)

Name:	Nicolaas Paardenkooper
Position:	C.E.O
Date:

Signature:	/s/ Nicolaas Paardenkooper

I accept the above mentioned terms and conditions.

Name:	Lina Salah Saheb
Date:

Signature:	/s/ Lina Salah Saheb

Page 6 of 6	Brooge Petroleum and Gas Investment Company FZC